Exhibit 10.8
Approved as to Legal Form
SUB-SUBLEASE
BETWEEN
ORACLE USA, INC.
AND
OCZ TECHNOLOGY GROUP, INC.
6373 San Ignacio Avenue
San Jose, California

SUB-SUBLEASE
THIS SUB-SUBLEASE (“Sublease”) is entered into as of January 30, 2009, by and between ORACLE USA, INC., a Colorado corporation (“Sublandlord”) and OCZ TECHNOLOGY GROUP, INC., a Delaware corporation (“Subtenant”), with reference to the following facts:
           A. Pursuant to that certain Sublease Agreement dated as of May 9, 2003 (the “Master Sublease”), Nortel Networks Inc. (“Master Sublandlord”), as sublandlord, subleases to Sublandlord (successor in interest to Agile Software Corporation), as subtenant, certain space (the “Master Sublease Premises”) consisting of the entire 82,144 rentable square foot, two-story building located at 6373 San Ignacio Avenue in the city of San Jose, California (the “Building”). Capitalized terms used and not defined herein will have the meaning given them in the Master Sublease. Landlord consented to the Master Sublease pursuant to a document entitled “Landlord’s Consent to Sublease” executed by Master Landlord, Master Sublandlord, and Sublandlord’s predecessor (the “Master Sublease Consent”).
          B. Subtenant wishes to sublease from Sublandlord, and Sublandlord wishes to sublease to Subtenant, a portion of the Master Sublease Premises containing approximately 41,000 rentable square feet consisting of the entire first (1st) floor of the Building, said space being more particularly identified and described on the floor plan attached hereto as Exhibit A and incorporated herein by reference (the “Subleased Premises”).
          NOW, THEREFORE, in consideration of the foregoing recitals which are incorporated herein by reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows:
          1. Sublease. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord for the term, at the rental, and upon all of the conditions set forth herein, the Subleased Premises.
          2. Term.
               2.1 Generally. The term of this Sublease (“Term”) shall commence on the date (the “Commencement Date”) that is the later to occur of (x) March 1, 2009 and (y) the date that Sublandlord delivers possession of the Subleased Premises to Subtenant and (z) the date upon which Sublandlord procures Master Sublandlord’s and Master Landlord’s written consent to this Sublease in form and substance reasonably acceptable to Sublandlord and Subtenant (the “Consents”, and the date upon which Sublandlord procures the Consents and delivers copies of same to Subtenant being the “Effective Date”) and end on July 31, 2011 (the “Expiration Date”), unless sooner terminated pursuant to any provision hereof. Sublandlord and Subtenant agree to cooperate in good faith in an effort to procure mutually acceptable forms of the Consents. Upon the determination of the Commencement Date, Sublandlord and Subtenant will enter into a letter agreement in the form of Exhibit B attached hereto. If the Effective Date has not occurred as of February 28, 2009 (the “Outside Consent Date”), then either party shall have the right to terminate this Sublease by giving written notice to the other on or before the earlier to occur of (x) March 10, 2009 and (y) the Effective Date.

               2.2 Early Access. Subtenant and Subtenant’s representatives shall have the right to enter the Subleased Premises from and after the date of mutual execution and delivery of this Sublease (the date upon which Subtenant first has such access to the Subleased Premises being referred to herein as the “Early Access Date”) for the sole purposes of installation of Subtenant’s personal property and equipment, furniture, fixtures and voice and data cabling, all subject to the terms, conditions and requirements of the Master Sublease; in no event will Subtenant perform work which requires the procurement of a construction permit prior to the Effective Date. All of the rights and obligations of the parties under this Sublease (other than Subtenant’s obligation to pay Base Rent and the cost of utilities under Section 3.3, but expressly including without limitation, Subtenant’s obligation to carry (and provide evidence of) insurance pursuant to the Master Sublease, and Subtenant’s indemnification obligations) shall commence upon the Early Access Date. Subtenant shall coordinate such entry with Sublandlord. Notwithstanding the foregoing to the contrary, if either (i) Landlord or Master Sublandlord require that Subtenant vacate the Subleased Premises or (ii) cease its installations until the Effective Date has occurred, Subtenant shall promptly comply with any such requirement. Additionally, if either party hereto terminates this Sublease pursuant to the provisions of Section 2.1 above, Subtenant shall promptly remove from the Subleased Premises any personal property, equipment, furniture, fixtures and/or voice or date cabling previously installed by Subtenant in the Subleased Premises and repair any portion of the Subleased Premises damaged or otherwise altered as a result of such installation, all at Subtenant’s sole cost and expense.
          3. Rent.
               3.1 Rent Payments.
                    (a) Generally. From and after the Commencement Date Subtenant shall pay to Sublandlord as base rent for the Subleased Premises during the Term (“Base Rent”) the following:

	Monthly Base Rent
Period	Per Rentable Square Foot	Monthly Base Rent

Commencement Date — February 28, 2010	$0.74	$30,340.00
March 1, 2010 — February 28, 2011	$0.76	$31,160.00
March 1, 2011 — July 31, 2011	$0.78	$31,980.00
Base Rent shall be paid on the first day of each month of the Term, except that Subtenant shall pay the first month’s Base Rent to Sublandlord upon execution of this Sublease and delivery of this Sublease to Sublandlord; said pre-paid Base Rent will be applied to the first (1st) full calendar month’s Base Rent due and payable hereunder; for avoidance of doubt, if the Commencement Date is other than the first (1st) day of a calendar month, then Subtenant shall pay to Sublandlord, on or before the Commencement Date, a fractional payment of monthly Base Rent, for the partial calendar month in which the Commencement Date occurs. If the Term does not begin on the first day of a calendar month or end on the last day of a month, the Base Rent and Additional Rent (hereinafter defined) for any partial month shall be prorated by multiplying the monthly Base Rent and Additional Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month. All Rent (hereinafter defined) shall be payable in lawful money of the United States, by regular bank check of Subtenant, to Sublandlord at the following address:
          1001 Sunset Boulevard
          Rocklin, CA 95765
          Attn: Lease Administration
or to such other persons or at such other places as Sublandlord may designate in writing. If the Consents are not obtained, all prepaid rent and the Security Deposit (defined in Section 4 below) shall be promptly refunded to Subtenant.
                    (b) Abatement. Notwithstanding anything in Section 3(a) above to the contrary, so long as Subtenant is not in default (taking into account all applicable notice and grace periods) under this Sublease, Subtenant shall be entitled to an abatement of Base Rent for the second (2nd) through sixth (6th) full calendar months of the Term (the “Base Rent Abatement Period”). The total amount of Base Rent abated during the Base Rent Abatement Period is referred to herein as the “Abated Base Rent”. If Subtenant defaults hereunder (taking into account all applicable notice and grace periods) at any time prior to the expiration of the Base Rent Abatement Period, there will be no further abatement of Base Rent pursuant to this Section 3.1(b). During the Base Rent Abatement Period, only Base Rent shall be abated, and all Additional Rent and other costs and charges specified in this Sublease shall remain as due and payable pursuant to the provisions of this Sublease.
               3.2 Operating Costs.
                    (a) Definitions. For purposes of this Sublease and in addition to the terms defined elsewhere in this Sublease, the following terms shall have the meanings set forth below:
                         (i) “Additional Rent” shall mean the sums payable pursuant to Section 3.2(b) below.
                         (ii) “Base Year” shall mean the calendar year 2009.
                         (iii) “Operating Costs” shall mean all components of expenses payable by Sublandlord pursuant to Section 2.4 of the Master Sublease, to the extent accruing during the Term other than the utilities costs described in Section 3.3 below, but will not include Base Monthly Rent payable under the Master Lease. By way of illustration, but not limitation, Operating Costs include, to the extent accruing during the Term (i) any Reimbursable Operating Costs (as defined in Section 8.D of the Master Lease) and (ii) the costs incurred to perform maintenance of the Building and surrounding property pursuant to Section 8.8 of the Master Lease, as the same is incorporated by reference in the Master Sublease.
                         (iv) “Rent” shall mean, collectively, Base Rent, Additional Rent, and all other sums payable by Subtenant to Sublandlord under this Sublease, whether or not expressly designated as “rent”, all of which are deemed and designated as rent pursuant to the terms of this Sublease.

                         (v) “Subtenant’s Percentage Share” shall mean 49.9%. Subtenant’s Percentage Share has been obtained by dividing the Rentable Area of the Subleased Premises by the Rentable Area of the Master Sublease Premises and multiplying such quotient by 100. In the event Subtenant’s Percentage Share is changed during a calendar year by reason of a change in the rentable area of the Subleased Premises made pursuant to this Sublease (for example, but not by limitation, in the event that the Subleased Premises is expanded pursuant to either an Occupancy Notice delivered by Sublandlord or an Expansion Notice delivered by Subtenant, as described in Section 5.2 below), Subtenant’s Percentage Share shall thereupon be adjusted to equal the result obtained by dividing the rentable area of the Subleased Premises by the rentable area of the Master Sublease Premises and multiplying such quotient by 100. Subtenant’s Percentage Share shall be determined on the basis of the number of days during such calendar year at each such percentage share.
                    (b) Payment of Additional Rent. In addition to the Base Rent payable pursuant to Section 3.1 above, from and after the expiration of the Base Year, for each calendar year of the Term, Subtenant, as Additional Rent, shall pay Subtenant’s Percentage Share of the amount by which Operating Costs payable by Sublandlord for the then current calendar year exceed Base Operating Costs. Sublandlord shall give Subtenant written notice of Sublandlord’s estimate of the amount of Additional Rent per month payable pursuant to this Section 3.2(b) for each calendar year after the Base Year promptly following the Sublandlord’s receipt of Landlord’s estimate of the Operating Costs payable under the Master Lease. Thereafter, the Additional Rent payable pursuant to this Section 3.2(b) shall be determined and adjusted in accordance with the provisions of Section 3.2(c) below.
                    (c) Procedure. The determination and adjustment of Additional Rent payable hereunder shall be made in accordance with the following procedures:
                         (i) Delivery of Estimate; Payment. Upon receipt of a statement from Master Sublandlord and/or Master Landlord specifying the estimated Operating Costs to be charged to Sublandlord under the Master Lease with respect to each calendar year, or as soon after receipt of such statement as practicable, Sublandlord shall give Subtenant written notice of its estimate of Additional Rent payable under Section 3.2(b) for the ensuing calendar year, which estimate shall be prepared based on the estimate received from Master Sublandlord and/or Master Landlord (as such estimates may change from time to time), together with a copy of the statement received from Master Sublandlord and/or Master Landlord and copies of any invoices or other documentation delivered or required to be provided by Master Sublandlord or Master Landlord. On or before the first day of each month during each calendar year, Subtenant shall pay to Sublandlord as Additional Rent one-twelfth (1/12th) of Subtenant’s Percentage Share of such estimated amount together with the Base Rent.
                         (ii) Sublandlord’s Failure to Deliver Estimate. In the event Sublandlord’s notice set forth in Subsection 3.2(c)(1) is not given on or before December of the calendar year preceding the calendar year for which Sublandlord’s notice is applicable, as the case may be, then until the calendar month after such notice is delivered by Sublandlord, Subtenant shall continue to pay to Sublandlord monthly, during the ensuing calendar year, estimated payments equal to the amounts payable hereunder during the calendar year just ended. Upon receipt of any such post-December notice Subtenant shall (i) commence as of the immediately following calendar month, and continue for the remainder of the calendar year, to pay to Sublandlord monthly such new estimated payments and (ii) if the monthly installment of the new estimate of such Additional Rent is greater than the monthly installment of the estimate for the previous calendar year, pay to Sublandlord within thirty (30) days of the receipt of such notice an amount equal to the difference of such monthly installment multiplied by the number of full and partial calendar months of such year preceding the delivery of such notice.
                    (d) Year End Reconciliation. Within thirty (30) days after the receipt by Sublandlord of a final statement of Operating Costs from Landlord with respect to each calendar year, Sublandlord shall deliver to Subtenant a statement of the adjustment to be made pursuant to Section 3.2 above for the calendar year just ended, together with a copy of any corresponding statement received by Sublandlord from Landlord. If on the basis of such statement Subtenant owes an amount that is less than the estimated payments actually made by Subtenant for the calendar year just ended, Sublandlord shall credit such excess to the next payments of Rent coming due or, if the term of this Sublease is about to expire, promptly refund such excess to Subtenant. If on the basis of such statement Subtenant owes an amount that is more than the estimated payments for the calendar year just ended previously made by Subtenant, Subtenant shall pay the deficiency to Sublandlord within thirty (30) days after delivery of the statement from Sublandlord to Subtenant.
                    (e) Survival. The expiration or earlier termination of this Sublease shall not affect the obligations of Sublandlord and Subtenant pursuant to Subsection 3.2(d), and such obligations shall survive, remain to be performed after, any expiration or earlier termination of this Sublease.
              3.3 Utilities. From and after the Commencement Date until the later to occur of (a) expiration of the Term or prior termination of this Sublease and (b) Subtenant’s vacation of the Subleased Premises, Subtenant shall be responsible for all utilities costs (electricity, natural gas, janitorial service, water, garbage, etc.) incurred at the Building, and Subtenant shall pay such costs directly to the utility companies and/or vendors supplying such services. Where possible, Subtenant shall cause all accounts with the utilities or vendors providing such services to be transferred to Subtenant’s name; if and to the extent that any such service or utility is billed to Sublandlord, Sublandlord shall invoice Subtenant for the cost of any such service and Subtenant shall pay such amount to Sublandlord within thirty (30) business days following delivery of any such invoice. Subtenant expressly acknowledges that Subtenant is, pursuant to the provisions of this Section 3.3, responsible for all utility costs associated with the Building, as opposed to Subtenant’s Percentage Share of such cost.
          4. Security Deposit. Concurrently with Subtenant’s execution of this Sublease, Subtenant shall deposit with Sublandlord the sum of $31,160.00 (the “Security Deposit”). The Security Deposit shall be held by Sublandlord as security for the faithful performance by Subtenant of all the provisions of this Sublease to be performed or observed by Subtenant. If Subtenant defaults in its obligation to pay Rent or other sums due hereunder, or otherwise defaults with respect to any provisions of this Sublease and fails to cure such default within the applicable cure period, Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of any rent or other sum in default or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant’s default, or to compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby. If Sublandlord so uses or applies all or any portion of the Security Deposit, Subtenant shall within ten (10) days after demand therefor deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to the full amount thereof and Subtenant’s failure to do so shall be a material breach of this Sublease. If Subtenant performs all of Subtenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Sublandlord, shall be returned, without interest, to Subtenant (or, at Sublandlord’s option, to the last assignee, if any, of Subtenant’s interest hereunder) following the expiration of the Term, and after Subtenant has vacated the Subleased Premises. No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit. Sublandlord shall not be required to keep the Security Deposit separate from its other accounts. Subtenant hereby waives any and all rights under and the benefits of Section 1950.7 of the California Civil Code, and all other provisions of law now in force or that become in force after the date of execution of this Sublease, to the extent the same provide that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Subtenant, or to clean the Subleased Premises. Sublandlord and Subtenant agree that Sublandlord may, in addition, claim those sums reasonably necessary to compensate Sublandlord for any other foreseeable or unforeseeable loss or damage caused by the act or omission of Subtenant or Subtenant’s officers, agents, employees, independent contractors, or invitees.
          5. Use and Occupancy.
               5.1 Use. The Subleased Premises shall be used and occupied only for uses permitted under the Master Sublease, and for no other use or purpose.
               5.2 Second Floor.
                    (a) The Subleased Premises do not include any portion of the second (2nd) floor of the Building (“Second Floor”). Attached hereto as Exhibit A-1, is a floor plan of the Second Floor, divided into eight (8) quadrants, each of approximately 5,000 rentable square feet (each, a “Quadrant”). Sublandlord shall not construct a barrier restricting Subtenant’s access to the Second Floor, and while Subtenant and Subtenant’s employees shall have the right to walk through the Second Floor and to the extent necessary to perform maintenance or repairs, Subtenant shall have no right to use any portion of the Second Floor for any other purpose whatsoever (including, without limitation, for meetings, storage of personal property or materials, as a “break” or “lunch” area, or otherwise).
                    (b) Sublandlord’s Occupancy Notice. Sublandlord shall have the right, without notice to Subtenant, to periodically enter the Building to determine whether Subtenant is in compliance with the provisions of this Section 5.2 restricting Subtenant’s ability to use the Second Floor. If, as a result of any such inspection by Sublandlord, Sublandlord determines that Subtenant is using all or any portion of any Quadrant in a manner that is inconsistent with the restrictions described in this Section 5.2, Sublandlord shall provide written notice to Subtenant (“Occupancy Notice”) specifying the unpermitted use. With respect to the first (1st) Occupancy Notice delivered by Sublandlord, if Subtenant fails to cease the use of such Quadrant(s) within three (3) calendar days following delivery of the Occupancy Notice, the Subleased Premises shall be expanded to include the Quadrant(s) that Subtenant is so using. However, with respect to any subsequent Occupancy Notice, the delivery of such Occupancy Notice by Sublandlord shall serve to automatically expand the Subleased Premises to include the Quadrant(s) that Subtenant is so using.

                    (c) Subtenant’s Expansion Right. Sublandlord agrees that, so long as Subtenant is not in default hereunder (i.e., beyond the giving of applicable notice and the passage of applicable grace periods), Sublandlord shall not sublease any portion of the Second Floor to any third party or permit any portion thereof or be used or occupied by any other person. If Subtenant desires to occupy all or any portion of the Second Floor, Subtenant may give Sublandlord written notice, setting forth in such notice a description of the Quadrant(s) which Subtenant desires to occupy (“Expansion Notice”). If Subtenant delivers an Expansion Notice, the Quadrant(s) specified in such Expansion Notice shall be added to and become a part of the Subleased Premises from the date which is the earlier to occur of (i) the date, if any, specified in Subtenant’s Expansion Notice and (ii) the date that is thirty (30) days following delivery of the Expansion Notice to Sublandlord.
                    (d) Effect of Expansion. In the event of any expansion of the Subleased Premises pursuant to this Section 5.2 (whether triggered by Sublandlord’s Occupancy Notice or Subtenant’s Expansion Notice), the applicable Quadrant(s) will be added to become a part of the Subleased Premises on the same terms and conditions (i.e., same Base Rent rate per square foot, etc.) as the initial Subleased Premises.
               5.3 Compliance with Master Sublease. Subtenant agrees that it will occupy the Subleased Premises in accordance with the terms of the Master Sublease and will not suffer to be done or omit to do any act during the Term within the Subleased Premises which may result in a violation of or a default under any of the terms and conditions of the Master Sublease, or render Sublandlord liable for any damage, charge or expense thereunder. Subtenant further covenants and agrees to indemnify Sublandlord against and hold Sublandlord harmless from any claim, demand, action, proceeding, suit, liability, loss, judgment, expense (including attorneys fees) and damages of any kind or nature whatsoever arising out of, by reason of, or resulting from, Subtenant’s failure to perform or observe during the Term within the Subleased Premises any of the terms and conditions of the Master Sublease or this Sublease, during the Term, except for those obligations and other terms and conditions that Sublandlord is required by the terms of this Sublease to perform. Sublandlord further covenants and agrees to indemnify Subtenant against and hold Sublandlord harmless from any claim, demand, action, proceeding, suit, liability, loss, judgment, expense (including attorneys’ fees) and damages of any kind or nature whatsoever arising out of, by reason of, or resulting from, Sublandlord’s failure to perform or observe any of the terms and conditions of the Master Lease, the Master Sublease or this Sublease (unless and to the extent that any such failure is due to Subtenant’s failure to comply with the provisions of this Sublease), including without limitation, maintenance, repairs and restoration work to the extent such obligations are delegated to Sublandlord.
               5.4 Maintenance. Pursuant to the provisions of the Master Sublease, Sublandlord is responsible for certain maintenance, repair and restoration obligations with respect to the Building, as described in Sections 8.B and 6.B of the Master Lease (said Sections 8.B and 6.B being incorporated by reference into the terms of the Master Sublease). Sublandlord shall continue to perform the maintenance and other obligations described in Sections 8.B and 6.B of the Master Lease, except that Subtenant shall be responsible for performing janitorial services in the Subleased Premises and maintaining interior wall surfaces, floor tiles and floor coverings in a neat and clean condition. If Sublandlord fails to perform such maintenance obligations with respect to the Building, Subtenant may deliver notice to Sublandlord of such failure, specifying in reasonable detail the failure in question and if such failure is not cured within thirty (30) days after the date of delivery of such notice (provided, however, that the initial thirty (30) day period shall be a five (5) day period in the event of an “Emergency”, as that term is defined, below); unless Sublandlord in good faith delivers a notice to Subtenant disputing Subtenant’s claim of failure, Subtenant may perform such maintenance obligations, and the reasonable cost of such performance which shall promptly be reimbursed by Sublandlord following delivery by Subtenant of the paid invoices reflecting the costs incurred by Subtenant; provided that Subtenant will be solely responsible for any damage caused by Subtenant in the performance of any such work. If Subtenant takes such action, Subtenant shall use only those contractors used by Sublandlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Subtenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable buildings. Promptly following completion of any work taken by Subtenant pursuant to this Section 5.4, Subtenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. Additionally, if and to the extent that any such failure on the part of Sublandlord to perform a maintenance obligation required of Sublandlord pursuant to this Section 5.4 prevents Subtenant from using all or any material portion of the Subleased Premises for Subtenant’s business operations, and provided that Subtenant’s notice to Sublandlord of such failure clearly states that Subtenant is being prevented from using and is actually not using, a material portion of the Subleased Premises, Subtenant shall be afforded an abatement of Base Rent (equitably prorated to reflect that portion of the Subleased Premises which Subtenant is so prohibited from using and actually does not use) from and after the date of delivery of such notice until such time as Sublandlord performs the obligation in question in a manner which allows Subtenant to once again occupy and use the Subleased Premises (or affected portion thereof). The cost of Sublandlord’s performance of all such maintenance work will be included in Operating Costs described in Section 3.2 above. For purposes of this Section 5.4, an “Emergency” shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Building, the Building’s systems, the Building’s structure, or creates a reasonable possibility of an immediate and material interference with, or immediate and material interruption of a material aspect of Subtenant’s business operations. Notwithstanding the foregoing to the contrary, if Subtenant elects to install a server room servicing the Subleased Premises, at Sublandlord’s option, Subtenant shall be solely responsible for the maintenance and upkeep of all equipment and infrastructure serving such server room at Subtenant’s sole cost and expense, and Sublandlord shall have no responsibility therefore, as between Sublandlord and Subtenant.
          6. Master Sublease Terms.
               6.1 Subject to Master Sublease. This Sublease is and shall be at all times subject and subordinate to the Master Sublease. Subtenant acknowledges that Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Sublease. During the Term and for all periods subsequent thereto with respect to obligations which have arisen prior to the termination of this Sublease, Subtenant agrees to perform and comply with the obligations of Sublandlord under the Master Sublease which pertain to the Subleased Premises and/or this Sublease, except for those provisions of the Master Sublease which are directly contradicted by or clearly inconsistent with this Sublease, in which event the terms of this Sublease shall control over the Master Sublease.

               6.2 Incorporation of Terms of Master Sublease. The terms, conditions and respective obligations of Sublandlord and Subtenant to each other under this Sublease shall be the terms and conditions of the Master Sublease, except for those provisions of the Master Sublease which are directly contradicted by or clearly inconsistent with this Sublease, in which event the terms of this Sublease shall control over the Master Sublease. Therefore, for the purposes of incorporating the Master Sublease into this Sublease, wherever in the Master Sublease the word “Sublandlord” is used it shall be deemed to mean Sublandlord and wherever in the Master Sublease the word “Subtenant” is used it shall be deemed to mean Subtenant. Unless otherwise provided to the contrary in this Sublease, any non-liability, release, indemnity or hold harmless provision in the Master Sublease for the benefit of Master Sublandlord that is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Master Sublandlord, Landlord and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease. Any right of Master Sublandlord under the Master Sublease (a) of access or inspection, (b) to do work in the Master Sublease Premises or in the Building, (c) in respect of rules and regulations, which is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Master Sublandlord, Landlord and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.
               6.3 Modifications. For the purposes of incorporation herein, the terms of the Master Sublease are subject to the following additional modifications:
                    (a) Approvals. In all provisions of the Master Sublease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Master Landlord and Master Sublandlord, Subtenant shall be required to obtain the approval or consent of Master Landlord, Master Sublandlord and Sublandlord. Sublandlord shall not unreasonably withhold, delay or condition any such approval or consent.
                    (b) Deliveries. In all provisions of the Master Sublease requiring Tenant to submit, exhibit to, supply or provide Master Sublandlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Master Sublandlord and Sublandlord.
                    (c) Damage; Condemnation. Sublandlord shall have no obligation to restore or rebuild any portion of the Subleased Premises after any destruction or taking by eminent domain.
                    (d) Insurance. in all provisions of the Master Sublease requiring Sublandlord to designate Master Sublandlord and/or Master Landlord as an additional or named insured on its insurance policy, Subtenant shall be required to so designate Master Landlord, Master Sublandlord and Sublandlord on its insurance policy.
               6.4 Exclusions. Notwithstanding the terms of Section 6.2 above, Subtenant shall have no rights nor obligations under the following parts, Sections and Exhibits of the Master Sublease: Article I (except for the sections of Article I captioned “Master Lease,” “Master Landlord,” “Building,” “Permitted Uses,” and “Excluded Sections of Master Lease”),

Sections 2.1, 2.2, 2.3 (except Section 2.3(c)), 2.7, 2.10, 2.13(f), 2.13(h), 2.17, 2.19, 2.20, 2.22, 2.25.
               6.5 Modifications. Notwithstanding the terms of Section 6.2 above, the following provisions of the Master Lease are modified as described below for the purpose of their incorporation into this Sublease:
                    (a) References in Section 2.5(b) to “Sublandlord” and/or “Master Landlord” shall be deemed references to Sublandlord, Master Sublandlord and Master Landlord;
                    (b) In Section 2.6, the reference in line 2 to the “Master Lease” shall be deemed a reference to the Master Sublease;
                    (c) In Section 2.9(a), the reference to the consent of Master Landlord shall be deemed a reference to both Master Sublandlord and Master Landlord, and any deemed consent of Sublandlord to a proposed assignment or subletting shall not be deemed to bind either Master Sublandlord or Master Landlord.
                    (d) References in Section 2.15 to signage on the building located at 6375 San Ignacio Avenue shall not be applicable to this Sublease.
                    (e) The references in Section 2.18(b) to “Master Landlord and the Master Lease” shall be deemed references to Master Sublandlord and the Master Sublease.
               6.6 Assignment of Rights Under Master Sublease Consent. Sublandlord and Subtenant acknowledge that the Master Sublease Consent conferred certain rights and benefits upon Sublandlord, including without limitation, an agreement by Master Landlord to recognize and to not disturb Sublandlord in the event of the termination of the Master Lease. To the extent permitted under the terms of the Master Sublease Consent, Sublandlord hereby assigns to Subtenant, on a non-exclusive basis, Sublandlord’s rights and benefits under the Master Sublease Consent, provided that Sublandlord shall have jointly with Subtenant the same rights under the Master Sublease Consent that are assigned to Subtenant pursuant to this Section 6.6. Notwithstanding such assignment, Sublandlord and not Subtenant, shall be required to pay the Base Monthly Rent and Security Deposit and perform all other obligations under the Master Lease if the Master Lease becomes a direct lease between Master Landlord and Sublandlord. Subtenant shall have no obligation to perform Sublandlord’s obligations under the Master Sublease Consent. To the extent that Master Landlord does not recognize the assignment of rights and benefits under this Section 6.6, Sublandlord shall use commercially reasonable efforts to obtain from Master Landlord, for Subtenant’s benefit, the rights and benefits conferred under the Master Lease and the Master Sublease Consent.
          7. Assignment and Subletting. Subtenant shall not assign this Sublease or further sublet all or any part of the Subleased Premises (including, without limitation, any portion of the Second Floor) except subject to and in compliance with all of the terms and conditions of the Master Sublease, and Sublandlord (in addition to Master Sublandlord) shall have the same rights with respect to assignment and subleasing as Master Sublandlord has under the Master Sublease. Subtenant shall pay all fees and costs payable to Landlord pursuant to the

Master Lease in connection with any proposed assignment, sublease or transfer of the Subleased Premises, together with all of Sublandlord’s reasonable out-of-pocket costs relating to Subtenant’s request for such consent, regardless of whether such consent is granted, and the effectiveness of any such consent shall be conditioned upon Master Landlord’s and Sublandlord’s receipt of all such fees and costs.
          8. Remedies. In the event of any default hereunder, by Subtenant, Sublandlord shall have all remedies provided to the “Sublandlord” in the Master Sublease as if an event of default had occurred thereunder and all other rights and remedies otherwise available at law and in equity. Sublandlord may resort to its remedies cumulatively or in the alternative. As used in this Sublease, the term “default” means failure to perform or breach by Subtenant that is not cured within the applicable notice and cure period.
          9. Right to Cure Defaults. If Subtenant fails to perform any of its obligations under this Sublease after expiration of applicable grace or cure periods, then Sublandlord may, but shall not be obligated to, perform any such obligations for Subtenant’s account. All reasonable costs and expenses incurred by Sublandlord in performing any such act for the account of Subtenant shall be deemed Rent payable by Subtenant to Sublandlord upon demand, together with interest thereon at the lesser of (i) two percent (2%) per annum above the prime rate of interest that Wells Fargo Bank charges its most credit worthy customers or (ii) the maximum rate allowable under law (the “Interest Rate”) from the date of the expenditure until repaid. If Sublandlord undertakes to perform any of Subtenant’s obligations for the account of Subtenant pursuant hereto, the taking of such action shall not constitute a waiver of any of Sublandlord’s remedies. Except as expressly set forth herein, Subtenant hereby expressly waives its rights under any statute to make repairs at the expense of Sublandlord. If Sublandlord fails to perform any of its obligations under the Master Lease, the Master Sublease or this Sublease after expiration of applicable grace or cure periods (for purposes of this Sublease, the applicable grace period for Sublandlord’s performance of obligations hereunder shall be (x) ten (10) days following notice with respect to Sublandlord’s obligation to make any payment to Subtenant and (y) thirty (30) days following notice with respect to any other obligation hereunder), then Subtenant may, but shall not be obligated to, perform any such obligations for Sublandlord’s account, all in compliance with the applicable provisions of the Master Sublease, as applicable. All costs and expenses incurred by Subtenant in performing any such act for the account of Sublandlord shall be payable by Sublandlord to Subtenant upon demand, together with interest thereon at the Interest Rate from the date of the expenditure until repaid. If Subtenant undertakes to perform any of Sublandlord’s obligations for the account of Sublandlord pursuant hereto, the taking of such action shall not constitute a waiver of any of Subtenant’s remedies. Sublandlord hereby expressly waives its rights under any statute to make repairs at the expense of Subtenant.
          10. Sublandlord’s Liability. Except as otherwise provided in this Sublease, the liability of Sublandlord to Subtenant for any default in Sublandlord’s obligations under this Sublease shall be limited to actual, direct damages, and under no circumstances shall Subtenant, its partners, members, shareholders, directors, agents, officers, employees, contractors, sublessees, successors and/or assigns be entitled to recover from Sublandlord (or otherwise be indemnified by Sublandlord) for (a) any losses, costs, claims, causes of action, damages or other liability incurred in connection with a failure of Master Landlord or Master Sublandlord, their respective partners, members, shareholders, directors, agents, officers, employees, contractors, successors and /or assigns to perform or cause to be performed any obligations under the Master

Lease or Master Sublease, (b) lost revenues, lost profit or other consequential, special or punitive damages arising in connection with this Sublease for any reason, or (c) any damages or other liability arising from or incurred in connection with the condition of the Subleased Premises or suitability of the Subleased Premises for Subtenant’s intended uses. Subtenant shall, however, have the right to seek any injunctive or other equitable remedies as may be available to Subtenant under applicable law. Notwithstanding any other term or provision of this Sublease, no personal liability shall at any time be asserted or enforceable against Sublandlord’s stockholders, directors, officers, or partners on account of any of Sublandlord’s obligations or actions under this Sublease. In the event of any assignment or transfer of the Sublandlord’s interest under this Sublease, which assignment or transfer may occur at any time during the Term in Sublandlord’s sole discretion, upon the written assumption by the transferee of Sublandlord’s obligations hereunder, Sublandlord shall be and hereby is entirely relieved of all covenants and obligations of Sublandlord hereunder accruing subsequent to the date of the transfer and it shall be deemed and construed, without further agreement between the parties hereto, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublandlord hereunder. Sublandlord may transfer and deliver any then existing Security Deposit to the transferee of Sublandlord’s interest under this Sublease, and upon the written assumption by the transferee of Sublandlord’s obligations hereunder, Sublandlord shall be discharged from any further liability with respect thereto.
          11. Subtenant’s Liability. Except as set forth in Section 14 below and with respect to Subtenant’s obligations, pursuant to Section 12.B of the Master Lease, as incorporated into the Master Sublease and this Sublease, to indemnify Sublandlord, Master Sublandlord and Landlord regarding Hazardous Materials, in no event will Subtenant be liable to Sublandlord hereunder for lost revenues, lost profit or other consequential, special or punitive damages arising in connection with this Sublease for any reason.
          12. Attorneys’ Fees. If Sublandlord or Subtenant brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party who recovers substantially all of the damages, equitable relief or other remedy sought in any such action on trial and appeal shall be entitled to receive from the other party its costs associated therewith, including, without limitation, reasonable attorney’s fees and costs from the other party.
          13. Delivery of Possession.
               13.1 Generally. Sublandlord represents that to Sublandlord’s knowledge, the following are in good working order and repair (i) all plumbing and sewerage facilities, (ii) all mechanical, heating, ventilating and air conditioning facilities and equipment, (iii) all fixtures, interior walls, floors, carpets and ceilings, (iv) all windows, door entrances, plate glass and glazing systems including caulking and skylights, (v) all electrical facilities and equipment, (vi) all fire extinguisher equipment, (vii) the parking lot and all underground utility facilities servicing the Subleased Premises, (viii) all elevator equipment, (ix) the roof, including without limitation, the roof membrane, and (x) all waterscape, landscaping and shrubbery. Except as provided in the immediately preceding sentence, Sublandlord shall deliver, and Subtenant shall accept, possession of the Subleased Premises in their “AS IS” condition as the Subleased Premises exists on the date hereof. Except as expressly set forth in this Sublease to the contrary, Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, materials, furniture (other than the Furniture, defined below), fixtures, equipment, decorations or other items to make the Subleased Premises ready or suitable for Subtenant’s occupancy. In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made and has not relied on any representation or warranty concerning the Subleased Premises or the Building, except as expressly set forth in this Sublease. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections of the Subleased Premises and the common areas of the Building. Subtenant acknowledges that it is not authorized to make or do any alterations or improvements in or to the Subleased Premises except as permitted by the provisions of this Sublease and the Master Sublease. At Subtenant’s cost, on or before the expiration of this Sublease, Subtenant will remove all telecommunications and data cabling installed by or for the benefit of Subtenant, during the Term.
               13.2 Subtenant’s Improvements.
                    (a) Generally. Sublandlord acknowledges that Subtenant intends to construct certain improvements within the Subleased Premises, inclusive of the construction of warehouse areas (“Subtenant Improvements”). All Subtenant Improvements shall be carried out in accordance with the Master Sublease. Sublandlord will have the right to approve the plans and specifications for any proposed Subtenant Improvements (not to be unreasonably withheld or delayed), as well as any contractors whom Subtenant proposes to retain to perform such work. Accordingly, Subtenant will submit all such information for Sublandlord’s review and written approval prior to commencement of any such work. Subtenant expressly acknowledges that Master Landlord and/or Master Sublandlord may require Subtenant to remove some or all of the Subtenant Improvements at the expiration or sooner termination of the Term. Promptly following the completion of any Subtenant Improvements or subsequent alterations or additions by or on behalf of Subtenant, Subtenant will deliver to Sublandlord a reproducible copy of “as built” drawings of such work together with a CAD file of the “as-built” drawings in the then-current version of AutoCad.
                    (b) Code-Required Work. If the performance of any Subtenant Improvements or other work by Subtenant within the Subleased Premises “triggers” a requirement for code-related upgrades to or improvements of any portion of the Building, Subtenant shall be responsible for the cost of such code-required upgrade or improvements.
          14. Holding Over. At the expiration or sooner termination of this Sublease, Subtenant shall deliver the Subleased Premises to Sublandlord, broom clean, in substantially the same condition and repair existing as of the commencement of the Term of this Sublease (reasonable wear and tear and the performance of Sublandlord’s maintenance and repair obligations as expressly set forth herein excepted). If Subtenant fails to surrender the Subleased Premises at the expiration or earlier termination of this Sublease, occupancy of the Subleased Premises after the termination or expiration shall be that of a tenancy at sufferance. Subtenant’s occupancy of the Subleased Premises during the holdover shall be subject to all the terms and provisions of this Sublease and Subtenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Subtenant or payment by Subtenant after the expiration or early termination of this Sublease shall be construed to extend the Term or prevent Sublandlord from immediate recovery of possession of the Subleased Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Sublandlord is unable to deliver possession of the Subleased Premises to a new subtenant or to Master Sublandlord or Master Landlord, as the case may be as a result of Subtenant’s holdover or perform improvements, Subtenant shall be liable to Sublandlord for all damages, including, without limitation, consequential damages, that Sublandlord suffers from the holdover; Subtenant expressly acknowledges that such damages may include all of the holdover rent charged by Master Sublandlord under the Master Sublease as a result of Subtenant’s holdover, which Master Sublease holdover rent may apply to the entire Building. Sublandlord acknowledges that it is responsible for the performance of the obligations set forth in Section 6.B of the Master Lease and Sublandlord further covenants and agrees to perform such obligations at its sole cost and expense (without reimbursement from Subtenant as Additional Rent or otherwise) and indemnify Subtenant against and hold Sublandlord harmless from any claim, demand, action, proceeding, suit, liability, loss, judgment, expense (including attorneys’ fees) and damages of any kind or nature whatsoever arising out of, by reason of, or resulting from, Sublandlord’s failure to comply with Section 6.B of the Master Lease, except to the extent that any such failure to comply arises out of damage to the Premises caused by Subtenant’s acts or omissions (including, without limitation, Subtenant’s failure to comply with its obligations set forth in the first (1st) sentence of this Section 13) whether through the removal of improvements by Subtenant or otherwise.
          15. Parking. During the Term Subtenant shall be permitted to use all of the parking spaces allocated to Sublandlord in the Master Sublease.
          16. Notices: Any notice by either party to the other required, permitted or provided for herein shall be valid only if in writing and shall be deemed to be duly given only if (a) delivered personally, or (b) sent by means of Federal Express, UPS Next Day Air or another reputable express mail delivery service guaranteeing next day delivery, or (c) sent by United States certified or registered mail, return receipt requested, addressed: (i) if to Sublandlord, at the following addresses:
Oracle USA, Inc.
c/o Oracle Corporation
1001 Sunset Boulevard
Rocklin, California 95765
Attn: Lease Administration
with a copy to:
Oracle USA, Inc.
c/o Oracle Corporation
500 Oracle Parkway
Box 5OP7
Redwood Shores, California 94065
Attn: Legal Department

and (ii) if to Subtenant, at the following addresses:
          Prior to Commencement Date:
860 E. Arques Avenue
Sunnyvale, CA 94085
Attn: General Counsel
          From and after Commencement Date:
At the Subleased Premises
Attn: General Counsel
or at such other address for either party as that party may designate by notice to the other. A notice shall be deemed given and effective, if delivered personally, upon hand delivery thereof (unless such delivery takes place after hours or on a holiday or weekend, in which event the notice shall be deemed given on the next succeeding business day), if sent via overnight courier, on the business day next succeeding delivery to the courier, and if mailed by United States certified or registered mail, upon receipt.
          17. Furniture. During the Term, at no charge to Subtenant, Subtenant shall be permitted to use the existing modular and office furniture and cabling located in the Subleased Premises and described in more particular detail in Exhibit C attached hereto (the “Furniture”). The Furniture consists of all of the furniture located on the first (1st) floor and the Second Floor; Subtenant will have the right, at Subtenant’s cost, to relocate items of Furniture between the first (1st) floor and the Second Floor, but, in accordance with Section 5.2 above, Subtenant will not have the right to use any Furniture while it is located on the Second Floor. Subtenant shall accept the Furniture in its current condition without any warranty of fitness from Sublandlord (Subtenant expressly acknowledges that no warranty is made by Sublandlord with respect to the condition of any cabling currently located in or serving the Subleased Premises); for purposes of documenting the current condition of the Furniture, Subtenant and Sublandlord shall, prior to the Commencement Date, conduct a joint walk-through of the Subleased Premises in order to inventory items of damage or disrepair in the Furniture. Provided Subtenant is not in default hereunder as of the expiration of the Term, Sublandlord shall transfer ownership of the Furniture to Subtenant for a purchase price equal to $10.00. Sublandlord shall deliver a bill of sale to Subtenant, transferring ownership of all of the Furniture to Subtenant effective as of the Expiration Date, and Subtenant shall be solely responsible for the timely removal of the Furniture from the Subleased Premises and, the Second Floor in accordance with the provisions of the Master Sublease.
          18. Signage. Subject to the approval of Master Sublandlord and Master Landlord, and to the procurement of any required consents or approvals of the City of San Jose, Subtenant may have Sublandlord’s rights to install signage as described in Section 2.15 of the Master Sublease. Sublandlord, at Subtenant’s sole cost and expense, agrees to cooperate with Subtenant in attempting to procure a consent of Master Sublandlord and Master Landlord to any such signage.

          19. Brokers. Subtenant represents that it has dealt directly with and only with Studley (“Subtenant’s Broker”), as a broker in connection with this Sublease. Sublandlord represents that it has dealt directly with and only with Colliers International (“Sublandlord’s Broker”), as a broker in connection with this Sublease. Sublandlord and Subtenant shall indemnify and hold each other harmless from all claims of any brokers other than Subtenant’s Broker and Sublandlord’s Broker claiming to have represented Sublandlord or Subtenant in connection with this Sublease. Subtenant and Sublandlord agree that Subtenant’s Broker and Sublandlord’s Broker shall be paid commissions by Sublandlord in connection with this Sublease pursuant to a separate agreement.
          20. Complete Agreement. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties or their representatives relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated nor may any of its provisions be waived orally or in any manner other than by a written agreement executed by both parties.
          21. Interpretation. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease or any part thereof to be drafted. If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless otherwise expressly provided. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.
          22. Counterparts. This Sublease may be executed in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. This Sublease shall be fully executed when each party whose signature is required has signed and delivered to each of the parties at least one counterpart, even though no single counterpart contains the signatures of all parties hereto.

          IN WITNESS WHEREOF, the parties hereto hereby execute this Sublease as of the day and year first above written.

SUBLANDLORD:	ORACLE USA, INC.,
a Colorado corporation

By:	/s/ Randall W. Smith
	Print Name:	Randall W. Smith
	Title:	VP Real Estate & Facilities

SUBTENANT:	OCZ TECHNOLOGY GROUP, INC., a Delaware corporation

By:	/s/ Ryan Petersen
	Print Name:	Ryan Petersen
	Title:	CEO

EXHIBIT A
Subleased Premises

Valley Oak Technology Campus 6373 San Ignacio, San Jose, CA	FIRST FLOOR

1

EXHIBIT A-l
Second Floor Showing Quadrants

1

EXHIBIT B
Commencement Agreement

Date

Subtenant	OCZ TECHNOLOGY GROUP, INC.
Address

Re:	Commencement Letter with respect to that certain Sub-Sublease dated as , 2009, by and between ORACLE USA, INC., a Colorado corporation, as Sublandlord, and OCZ TECHNOLOGY GROUP, INC., a Delaware corporation, as Subtenant, for approximately 41,000 rentable square feet on the first (1st) floor of the Building located at 6373 San Ignacio Avenue, San Jose, California.
Dear                               :
     In accordance with the terms and conditions of the above referenced Sublease, Subtenant accepts possession of the Subleased Premises and agrees:
     1. The Commencement Date is                               ;
     2. The Base Rent Abatement Period commences as of                      1, 2009 and expires                      30/31, 2009.
     3. The Expiration Date is                                                   .
     Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.
Sincerely,

Authorized Signatory

Agreed and Accepted:

Subtenant:	OCZ TECHNOLOGY GROUP, INC.

By:	[EXHIBIT — DO NOT SIGN]
Name:
Title:
Date:

1

EXHIBIT C
Furniture

6373 San Ignacio, San Jose CA.	1/30/2009
Furniture Inventory
FIRST FLOOR SUMMARY

QTY.	DECRIPTION

137	Allsteel Workstations inc. chairs
1	Allsteel Workstation Bullpen (11)
5	Bar Stools
149	Chairs
2	Couch
5	Credenza
5	End Tables
119	Folding Chairs
1	Foosball Game
2	Lab Benches
4	LCD Projector
1	Lectern
4	Liebert CRAC Units
2	Lounge Chairs
8	Microwaves
1	Oval Table
1	Rack of A/V Equipment
1	Reception Station — Wood
28	Rectangular Table
4	Refrigerators
28	Round Table
62	Server Cabinets
6	Server Racks
23	Storage Cabinets
24	Storage Racks
3	T.V.
1	T.V. Stand
1	T.V. with Stand
10	Tables wired with microphones
8	4 Drawer Lateral File
1	Lot Misc. Allsteel Parts
1	Lot Misc. Prints & Paintings
1	Security System
2	UPS Units
SECOND FLOOR SUMMARY

QTY.	DECRIPTION

147	Allsteel Workstations inc. chairs
1	Large Wood Table w/microphones
140	Chairs
1	Couch
2	Credenza
14	End Tables
2	Built in Credenzas
1	LCD Projector
5	Lounge Chairs
2	Oval Table
1	Rack of A/V Equipment
11	Rectangular Table
2	Refrigerators
13	Round Table
10	Storage Racks
56	4 Drawer Lateral File
1	Lot Misc. Allsteel Parts
1	Lot Misc. Prints & Paintings

1